Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Keane Group, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 20, 2017, with respect to the balance sheet of Keane Group, Inc. as of December 31, 2016, incorporated by reference in the Registration Statement No. 333-222500, as amended, and to the reference to our firm under the heading “Experts” in the prospectus included in such Registration Statement.

/s/ KPMG LLP

Houston, Texas

January 17, 2018